Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Wednesday, August 13, 2008	Telephone: (808) 969-8052

 ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2008 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $398,000 or ($0.05) per Class A Unit, on revenues of $1.6 million. In the second quarter of 2007, the Partnership reported a net loss of $356,000 on $1.2 million in revenues. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

Nut revenues were $937,000 for the three months ended June 30, 2008, which included $875,000 in kernel sales from inventory and $62,000 from the sale of nut-in-shell harvested during the quarter. This compares with $599,000 in nut revenues during the second quarter of 2007, comprised of $504,000 in kernel sales from inventory and $95,000 from the sale of nut-in-shell harvested during the quarter.  Farming service revenues were $666,000 or approximately 6% higher than the previous quarter due to the timing of farming activities.

For the first six months of 2008, revenues were $5.2 million with a net loss of $662,000, or ($0.09) per Class A Unit. Revenues in the first six months of 2007 were $4.6 million and the net loss was $10,000, or ($0.00) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007

Macadamia nut sales	$937	$599	$3,618	$2,923
Contract farming revenue	666	626	1,629	1,667
Total revenues	1,603	1,225	5,247	4,590
Cost of goods and services
Costs of macadamia nut sales	927	552	3,437	2,174
Costs of contract farming services	622	573	1,505	1,526
Total cost of goods sold	1,549	1,125	4,942	3,700
Gross income	54	100	305	890
General and administrative expenses
Other	388	443	802	870
Total general and administrative expenses	388	443	802	870
Operating income (loss)	(334)	(343)	(497)	20
Other income (expense)	13	(1)	12	13
Interest expense	(75)	(28)	(166)	(61)
Interest income	—	19	—	49
Income (loss) before tax	(396)	(353)	(651)	21
Income tax expense	2	3	11	31
Net income (loss)	$(398)	$(356)	$(652)	$(10)

Net cash flow (as defined in the Partnership Agreement)	$(357)	$(693)	$(356)	$59

Net loss per Class A Unit	$(0.05)	$(0.05)	$(0.09)	$(0.00)

Net cash flow per Class A Unit	$(0.05)	$(0.09)	$(0.05)	$0.01

Cash distributions per Class A Unit	$0.00	$0.05	$0.00	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500